Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$18,974
Class B	$349
Class C	$857
Class F-1	$1,437
Class F-2	$56
Total	$21,673
Class R-5	$1,307
Total	$1,307

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2563
Class B	$0.2045
Class C	$0.2005
Class F-1	$0.2557
Class F-2	$0.2369
Class R-5	$0.2727

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	84,721
Class B	1,730
Class C	4,526
Class F-1	6,681
Class F-2	399
Total	98,057
Class R-5	6,733
Total	6,733

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.01
Class B	$15.01
Class C	$15.01
Class F-1	$15.01
Class F-2	$15.01
Class R-5	$15.01